Exhibit 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corp. Recalls Various Thomas & Friends™
Wooden Railway Toys Due to Lead Poisoning Hazard

Oak Brook, IL - June 13, 2007 - RC2 Corporation (NASDAQ:RCRC), in cooperation with the U.S. Consumer Product Safety Commission, today announced a voluntary recall of specific wooden railway vehicles and set components from the Thomas & Friends Wooden Railway product line. The surface paint on the select items contain lead affecting a limited number of paint colors used on 26 components, affecting 23 retailer skus, manufactured between January 2005 and April 2007. The recalled products represent approximately 4% of total wooden railway units sold by the Company domestically. In connection with this recall, the Company expects to record in the second quarter, a charge in the range of $1 million to $2 million, net of tax, to provide for inventory, return and replacement reserves.

At this time, there have been no reports of illness or injury as a result of this issue. As part of a thorough investigation, RC2 identified the issue, isolated the manufacturing facility, and has implemented a corrective action plan.

Retailers have been notified to immediately remove affected product from their shelves. Consumers can visit http://recalls.rc2.com, or call RC2’s customer service at (866) 725-4407, Monday through Thursday between 8 a.m. - 5 p.m. CT and Friday 8 - 11 a.m. CT to obtain further information and/or instructions on obtaining replacements.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning

Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street. RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward-looking Statements
Certain statements contained in this release contain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may,'' "plans," "potential," "target," "should," "will," "could" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to the following: the amount of inventory of affected products at retailers; the amount of affected products that may be returned by consumers; potential claims or litigation by consumers or retailers; and the cost of providing replacement products to consumers and retailers. Other factors that may cause the Company's actual results and future developments to differ materially from the results or developments expressed in, or implied by, these forward-looking statements are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.